 Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Blink Charging Co. on Form S-3 (File No. 333-275123) and Form S-8 (File No. 333-225137) of our report dated March 18, 2024, except for Segment Reporting in Note 17 and Revision of Previously Issued Consolidated Financial Statements in Note 18, as to which the date is April 8, 2025, with respect to our audit of the consolidated financial statements of Blink Charging Co. as of December 31, 2023 and for each of the two years in the period ended December 31, 2023, appearing in the Annual Report on Form 10-K of Blink Charging Co. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

April 8, 2025